Exhibit 99.1

FINISH LINE COMPARABLE STORE SALES INCREASE 14% FOR 1st QUARTER

Business Editors

INDIANAPOLIS- June 5, 2003-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $207,805,000 for the thirteen weeks ended May 31, 2003 (“1st quarter” or “Q1”), an increase of 22% (twenty-two percent) over net sales of $170,576,000 for Q1 last year (“Q1 LY”) which ended June 1, 2002. Comparable store net sales for Q1 increased 14% (fourteen percent) on top of a 3% (three percent) increase reported for the comparable thirteen-week period last year.

Mr. Alan H. Cohen (President and Chief Executive Officer) stated: ‘We are extremely pleased with our 1st quarter sales which exceeded plan and were driven by strength in men’s, women’s and children’s footwear led by Nike (NYSE: NKE) along with accelerating performance in apparel, especially from licensed products. During Q1, footwear comparable store sales increased 10% (ten percent) and apparel/accessories comparable store sales increased 37% (thirty-seven percent). For Q1, we anticipate the gross profit percentage to improve over Q1 LY, in spite of the ongoing promotional retail environment and the Company’s clearance of goods to keep inventory fresh.’

Due to sales exceeding plan, the Company now anticipates that diluted income per share for the 1st quarter will range from $.26 to $.28 cents as compared to previous guidance of diluted income per share of $.17 to $.19 cents. For Q1 LY, the Company reported diluted income per share of $.15 cents. For the current fiscal year, net income is now expected within a range of $1.15—$1.20 per share up from previous guidance of $.99 to $1.03 per share. We expect to report earnings for Q1 on Monday, June 30th, after the market closes followed by a live conference call Tuesday morning, July 1st at 8:30 am ET.

During Q1, the Company opened 15 new stores, remodeled 10 stores and closed two stores. For the current fiscal year, the Company expects to open 55 new stores, an increase over the previous new store guidance of 50 stores, remodel 20 existing stores and close 5-10 stores. As of May 31, 2003, the Company operated 490 stores compared to 451 at June 1, 2002, an increase of 9%. In addition, store square footage increased 7% to 2,890,000 square feet compared to 2,713,000 square feet at the end of Q1 last year.

The Company did not repurchase any shares of Class A Common Stock during Q1 under the current stock repurchase authorization, which expires February 28, 2004. To date the Company has repurchased 1,861,600 shares (@ an average price of $8.34 per share) of the 2,500,000 shares authorized by the Board of Directors.

The Company has made available a recorded message covering Q1 sales by dialing 1-706-645-9291 (Conference ID# 981647). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, June 5th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line is a specialty retailer of men’s, women’s and children’s brand name athletic and lifestyle footwear, apparel and accessories currently operating 491 stores in 46 states.

/klh

CONTACT:	THE FINISH LINE, INC., INDIANAPOLIS

STEVEN J. SCHNEIDER, 317-899-1022, EXTENSION 3350

Executive Vice President – COO & CFO